UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2009

Icagen, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50676	56-1785001
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 350 Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 941-5206

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2008 Executive Officer Bonuses. On January 23, 2009, in light of current economic and financial conditions and other factors, which have impacted overall company performance, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Icagen, Inc. (the “Company”) determined that no cash bonuses would be awarded to the Company’s executive officers for 2008.

2009 Executive Officer Bonus Targets. Also on January 23, 2009, the Compensation Committee approved the following cash bonus targets for the Company’s executive officers for 2009, which targets are unchanged from 2008 levels:

Executive Officer	Bonus Target for 2009
P. Kay Wagoner, Ph.D., Chief Executive Officer and President	Up to 50% of base salary
Richard D. Katz, M.D., Executive Vice President, Finance and Corporate Development, Chief Financial Officer and Treasurer	Up to 40% of base salary
Seth V. Hetherington, Senior Vice President, Clinical and Regulatory Affairs	Up to 40% of base salary

Cash bonuses for Dr. Wagoner, Dr. Katz and Dr. Hetherington for 2009 will be based on the achievement of specified corporate performance objectives. The corporate performance objectives for 2009 are progression of research, preclinical and clinical development programs; building shareholder confidence; achievement of corporate and business development objectives; timely, effective and efficient completion of public company reporting obligations; and completing and maintaining policies and procedures for internal controls and compliance obligations. The actual amount of such cash bonuses, if any, will be determined in the discretion of the Compensation Committee, subject to the maximum bonus targets shown above. The Compensation Committee will evaluate the Company’s and each executive’s performance against the objectives listed above from time to time during 2009, and may, in its discretion, approve the payment of any bonuses in one or more installments during 2009 or in early 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAGEN, INC.

Date: January 29, 2009	By:	/s/ P. Kay Wagoner
P. Kay Wagoner, Ph.D. Chief Executive Officer and President